UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

SpartanNash Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This Schedule 14A relates solely to preliminary communications made prior to furnishing shareholders of SpartanNash Company, a Michigan corporation (the “Company”), with a definitive proxy statement related to an Agreement and Plan of Merger, by and among the Company, New Mackinac HoldCo, Inc., a Delaware corporation (“Parent”), Mackinac Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Parent, and C&S Wholesale Grocers, LLC, a Delaware limited liability company (“C&S”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Transaction”).

This Schedule 14A filing consists of the following documents relating to the Transaction:

1. Customer FAQs

2. CEO Video Script

3. Email from Tony Sarsam, the Chief Executive Officer of the Company, sent to the Company’s Associates, dated June 23, 2025

4. Associate FAQs

5. C&S CEO Letter

C&S Wholesale Grocers to Acquire SpartanNash: Customer FAQs

Why is C&S acquiring SpartanNash?
SpartanNash and C&S cover complementary business lines and geographies, allowing us to better serve our customers. The strengths of SpartanNash and C&S are amplified through our combination. Together, we expect to enable:

•	Greater scale to negotiate more competitive pricing for our customers
•	Supply chain network efficiencies that enable reduced mileage and greater accessibility to customers
•	Exciting new career opportunities for Associates in both companies
•	National reach with presence in 32 states

Who is C&S?

C&S Wholesale Grocers, LLC is an industry leader in supply chain solutions and wholesale grocery supply in the United States. Founded in 1918 as a supplier to independent grocery stores, C&S now services customers of all sizes, supplying more than 7,500 independent supermarkets, chain stores, military bases and institutions with over 100,000 different products. C&S also proudly operates and supports corporate grocery stores and services independent franchisees under a chain-style model throughout the Midwest, South and Northeast. C&S is an engaged corporate citizen, supporting causes that positively impact our communities. To learn more, please visit www.cswg.com.

Why did SpartanNash agree to the acquisition?

While we were not proactively seeking a sale of the company, we received a proposal from C&S. Consistent with their fiduciary duties, our Board of Directors, supported by the Executive Leadership Team and our financial and legal advisors, considered the proposal. Following such consideration and engagement with C&S, the Board of Directors determined that the negotiated transaction would be in the best interests of our company and our shareholders, and would offer a strong future for our customers and Associates as well.

What are the benefits of combining these companies?

Being able to operate at a larger scale, supported by the combined innovative capabilities of the two companies, enables a more efficient supply chain as well as the ability to secure some of the best possible delivered cost of goods and promotional discounts, which are expected to translate to better pricing for community retailers and at the shelf for consumers. Furthermore, strengthening our independent grocers helps preserve accessible, affordable nutrition and pharmacy services in our local communities as well.

What will the merger process look like?

The merger of two companies is a highly complex legal process that could take several months. Once the transaction closes, SpartanNash will become part of C&S and will operate as a privately held company. The transaction is expected to close in late 2025, subject to certain customary closing conditions including, among other things, SpartanNash shareholder approval and applicable regulatory approvals. So, for now, it’s business as usual. We will keep taking care of our customers and giving you confidence that your business is in great hands.

When will we know the outcome of this process?

We don’t know yet. Any major milestones in the transaction process will be communicated through your Account Sales Manager and our Investor Relations pages on SpartanNash.com.

What happens when the deal is approved by the FTC?
After the deal is approved and subject to satisfaction of other closing conditions, we can close the transaction and begin the process of integrating our companies.

What does it mean to be a private company?
This means that the company will no longer have public shareholders and the company will be owned privately by a smaller group. Private companies are not subject to the same regulatory requirements, such as SEC filings, and are not required to make public disclosure of financial information about the company.

What will this mean for SpartanNash’s DCs and retail stores?
It is business as usual. C&S has informed us that it expects to continue operating our facilities after the deal is completed.

What will this mean for SpartanNash service centers?
It is business as usual. C&S has informed us that it expects to continue operating our facilities after the deal is completed.

Who will lead the combined company after the transaction closes?

•	C&S Chairman Rick Cohen will serve as Chairman of the combined company.
•	C&S CEO Eric Winn will serve as CEO of the combined company.
•	We expect further updates regarding other executive team members will be shared after those decisions are made.

What does this transaction mean for SpartanNash Associates?
For now, it’s business as usual. After the deal is closed, SpartanNash Associates will continue employment under C&S and become C&S Associates.

How will this impact my day-to-day relationship with SpartanNash?
There should be no impact; it’s business as usual.

How will this deal impact vendors?
For now, it’s business as usual. After the deal is closed, we expect that the combined company will review our supplier agreements for synergies to help us negotiate competitive pricing on behalf of customers and consumers.

Once approved, how long will integration take?

There will be a lot of work to make decisions on our organizational structure. We are committed to transparent and timely updates as decisions are made.

Who should we contact if we have questions?
Please reach out to your Account Sales Manager or our Customer Service team.

How and when will we receive updates on this process?
Any major milestones in the transaction process will be communicated through your Account Sales Manager and our Investor Relations pages on SpartanNash.com.

Video Script

Hi, SpartanNash team. Today you will see news that SpartanNash has entered into a definitive merger agreement to be acquired by C&S Wholesale Grocers.

I want to take a few minutes to explain what this means for our Company and for all of our Associates.

While we were not proactively seeking a sale of the company, we received a proposal from C&S. Consistent with their fiduciary duties, our Board of Directors, supported by the Executive Leadership Team and our financial and legal advisors, considered the proposal. Following such consideration and engagement with C&S, the Board of Directors determined that the negotiated transaction would be in the best interests of our company and our shareholders, and would offer a strong future for our customers and Associates as well.

C&S was attracted to SpartanNash for several reasons. We’ve demonstrated a successful history of growth throughout our 140 years, which includes achieving a third consecutive year of record-adjusted EBITDA in 2024.

They were also attracted to our People First culture and how we are attracting and retaining top talent.

SpartanNash also offers scaled and diversified revenue streams across our retail and wholesale segments.

Our companies cover complementary geographies, allowing us to better serve our customers and for C&S to grow its retail portfolio and capabilities.

C&S is a highly successful business as well. It was founded in 1918 and operates a robust portfolio of distribution centers and retail stores, as well as its own portfolio of OwnBrands.

 Most importantly, their values align closely to our own. Their values are:

•	We work as one team.
•	Every person matters.
•	We’re tenacious in fulfilling our commitments.
•	We challenge the status quo.
•	We continuously make our work environment and communities better

The strengths that SpartanNash and C&S have are amplified through our combination. Together, we expect to enable:

•	Exciting new career opportunities for Associates in both companies
•	Greater scale to negotiate more competitive pricing for our customers
•	New cross-selling opportunities for topline revenue growth
•	Supply chain network efficiencies
•	A larger foothold in retail
•	AND, national reach with presence in 32 states

Now, you’re probably wondering what the coming weeks and months are going to look like.

It’s important to explain that the merger of the company is a highly complex legal process that could take several months, and once the transaction closes, SpartanNash will become part of C&S and will operate as a privately held company.

Our merger will be subject to both shareholder approval and customary regulatory approvals. We want to move as quickly as possible, but the deal will not close prior to receiving those approvals.

SO… for now … it’s business as usual. We need to keep taking care of our customers and stay focused on delivering on our Master Action Plan. We want to make sure we continue giving our customers confidence that their business is in great hands.

I’m certain you have dozens of questions, and we are issuing some internal communications and hosting team town halls to address those. Just know that some questions simply cannot be answered until after we have the necessary regulatory approvals to move ahead.

What you CAN expect is that we will keep you informed of any major milestones in this merger process.

The Board, the Executive Leadership Team and I are all so proud of the transformational work we have accomplished in recent years. This company has an exciting future ahead, and I look forward to sharing more updates with you soon. Thank you, and Glad to Be Here.

Date to Email: Monday, June 23, 2025

Sent From: communications@spartannash.com

Subject: C&S Wholesale Grocers to Acquire SpartanNash

Email body:

Today we issued a press release announcing that SpartanNash has entered into a definitive agreement to be acquired by C&S Wholesale Grocers.

While we were not proactively seeking a sale of the company, we received a proposal from C&S. Consistent with their fiduciary duties, our Board of Directors, supported by the Executive Leadership Team and our financial and legal advisors, considered the proposal. Following such consideration and engagement with C&S, the Board of Directors determined that the negotiated transaction would be in the best interests of our company and our shareholders, and would offer a strong future for our customers and Associates as well.

C&S was attracted to SpartanNash for several reasons:

•	We’ve demonstrated a successful history of growth throughout our 140 years, which includes achieving a third consecutive year of record-adjusted EBITDA in 2024.
•	They were also impressed by our People First culture and how we are attracting and retaining top talent.
•	SpartanNash offers scaled and diversified revenue streams across our retail and wholesale segments.
•	Our companies cover complementary business lines and geographies, allowing us to better serve our customers and for C&S to grow its retail portfolio and capabilities.

C&S is a highly successful business as well. It was founded in 1918 and operates a robust portfolio of distribution centers and retail stores, as well as its own portfolio of OwnBrands.

Most importantly, their values align closely to our own. Their values are:

•	We work as one team.
•	Every person matters.
•	We’re tenacious in fulfilling our commitments.
•	We challenge the status quo.
•	We continuously make our work environment and communities better.

The strengths that SpartanNash and C&S have are amplified through our combination. Together, we expect to enable:

•	Exciting new career opportunities for Associates in both companies
•	Greater scale to negotiate more competitive pricing for our customers
•	New cross-selling opportunities for topline revenue growth
•	Supply chain network efficiencies that enable reduced mileage and greater accessibility to customers

•	A larger foothold in retail
•	AND, national reach with presence in 32 states

At a macro level, being able to operate at a larger scale, supported by the combined innovative capabilities of the two companies, enables a more efficient supply chain as well as an ability to secure some of the best possible delivered cost of goods and promotional discounts, which are expected to translate to better pricing for community retailers and at the shelf for consumers.

This can enable independent retailers to compete more effectively with larger big box chains.

We all know that strengthening our independent grocers helps preserve accessible, affordable nutrition and pharmacy services in our local communities as well.

Now, you’re probably wondering what the coming weeks and months are going to look like.

It’s important to explain that the merger of two companies is a highly complex legal process that could take several months, and once the transaction closes, SpartanNash will become part of C&S and will operate as a privately held company.

The transaction will be subject to both shareholder approval and customary regulatory approvals. We want to move as quickly as possible, but the deal will not close prior to receiving those approvals.

So, for now, it’s business as usual. We need to keep taking care of our customers and stay focused on delivering on our Master Action Plan. We want to make sure we continue giving our customers confidence that their business is in great hands.

I’m certain you have dozens of questions, and the attached Associate FAQs will answer some of those. Just know that some questions simply cannot be answered until after we have the necessary regulatory approvals to move ahead.

Any major milestones in the transaction process will be communicated through our Investor Relations pages on SpartanNash.com.

The Board, the Executive Leadership Team and I are all so proud of the transformational work we have accomplished in recent years. This company has an exciting future ahead, and I look forward to sharing more updates with you soon.

Thank you, and Glad to Be Here.

Button: Watch my Video Message

Button: Read the Press Release

Button: Associate FAQs

Button: Social Media Guidelines for Associates

Please note that the above is a summary of responses to specific questions and, as always, SpartanNash and its affiliates reserves the right to amend or terminate any compensation or benefit plans in accordance with their terms and applicable law, and any summary of any such plan or the definitive agreement is qualified in its entirety by the terms of the underlying document. In the event of any conflict between this communication and the underlying document, the underlying document will govern. In addition, the employment of each of our associates is, and continues to be, at will.

C&S Wholesale Grocers to Acquire SpartanNash:
Associate FAQs

The Transaction

Why is C&S acquiring SpartanNash?
C&S was attracted to SpartanNash for several reasons:

•	We’ve demonstrated a successful history of growth throughout our 140 years, which includes achieving a third consecutive year of record-adjusted EBITDA in 2024.
•	They were also impressed by our People First culture and how we are attracting and retaining top talent.
•	SpartanNash offers scaled and diversified revenue streams across our retail and wholesale segments.
•	Our companies cover complementary business lines and geographies, allowing us to better serve our customers and for C&S to grow its retail portfolio and capabilities.

Who is C&S, and what do they believe in?

C&S Wholesale Grocers, LLC is an industry leader in supply chain solutions and wholesale grocery supply in the United States. Founded in 1918 as a supplier to independent grocery stores, C&S now services customers of all sizes, supplying more than 7,500 independent supermarkets, chain stores, military bases and institutions with over 100,000 different products. C&S also proudly operates and supports corporate grocery stores and services independent franchisees under a chain-style model throughout the Midwest, South and Northeast. C&S is an engaged corporate citizen, supporting causes that positively impact our communities. To learn more, please visit www.cswg.com.

Why did SpartanNash agree to the acquisition?

While we were not proactively seeking a sale of the company, we received a proposal from C&S. Consistent with their fiduciary duties, our Board of Directors, supported by the Executive Leadership Team and our financial and legal advisors, considered the proposal. Following such consideration and engagement with C&S, the Board of Directors determined that the negotiated transaction would be in the best interests of our company and our shareholders, and would offer a strong future for our customers and Associates as well.

What are the benefits of combining these companies?

The strengths that SpartanNash and C&S have are amplified through our combination. Together, we expect to enable:

•	Exciting new career opportunities for Associates in both companies
•	Greater scale to negotiate more competitive pricing for our customers
•	New cross-selling opportunities for topline revenue growth
•	Supply chain network efficiencies
•	A larger foothold in retail
•	AND, national reach with presence in 32 states

At a macro level, being able to operate at a larger scale, supported by the combined innovative capabilities of the two companies, enables a more efficient supply chain as well as an ability to secure the best possible delivered cost of goods and promotional discounts, which are expected to translate to better pricing for community retailers and at the shelf for consumers. Furthermore, strengthening our independent grocers helps preserve accessible, affordable nutrition and pharmacy services in our local communities as well.

What will the merger process look like?

It’s important to explain that the merger of the company is a highly complex legal process that could take several months, and once the transaction closes, SpartanNash will become part of C&S and will operate as a privately held company. Our merger will be subject to both shareholder approval and customary regulatory approvals. We want to move as quickly as possible, but the deal will not close prior to receiving those approvals. So, for now, it’s business as usual. We need to keep taking care of our customers and stay focused on delivering on our Master Action Plan. We want to make sure we continue giving our customers confidence that their business is in great hands.

When will we know the outcome of this process?

We don’t know yet, as the transaction is subject to both shareholder approval and customary regulatory approvals. Any major milestones in this merger process will be communicated through our Investor Relations pages on SpartanNash.com.

What does it mean to be a private company?
This means that the company will no longer have public shareholders, and the company will be owned privately by a smaller group. Private companies are not subject to the same regulatory requirements, such as SEC filings, and they are not required to make public disclosure of financial information about the company.

Where will the combined company’s headquarters be?

The combined company will be very large with corporate offices across the country, including the office here in Grand Rapids.

Careers

What will this mean for our DCs and retail stores?
It is business as usual. C&S has informed us that it expects to continue operating our facilities after the deal is completed.

What is happening with the Lumberton DC?
While the Lumberton team has been working for many months through the transition of selling the DC to C&S, today’s announcement relates to the entire company. The sale of the Lumberton DC will now become part of this larger transaction rather than being handled separately.

What will this mean for our service centers?
It is business as usual. C&S has informed us that it expects to continue operating our facilities after the deal is completed.

Will Associates be required to relocate?

For now, it’s business as usual. The combined company will continue to have an office presence in Grand Rapids.

Who will lead the combined company after the transaction closes?

•	C&S Chairman Rick Cohen will serve as Chairman of the combined company.
•	C&S CEO Eric Winn will serve as CEO of the combined company.
•	SpartanNash CEO Tony Sarsam is expected to continue serving the combined company for a period post-closing to assist with integration.

What does this transaction mean for SpartanNash Associates?
For now, it’s business as usual. After the transaction is closed, SpartanNash Associates will become C&S Associates. Both companies are committed to competitive compensation and benefits that enable us to attract and retain top talent. Ways of working will evolve over time as the companies go through the integration process. As integration planning proceeds, both SpartanNash and C&S are committed to keeping SpartanNash Associates updated.

Will there be any job reductions or layoffs associated with this transaction?

We know that SpartanNash Associates may be concerned about what impact this transaction may have on them. Right now, it is business as usual. Both companies expect to hire in the normal course of business as we progress toward closing. With the growth of the company, we will continue to need Associates to help service our customers. As always, we will continuously review business needs and the capabilities we require to ensure our long-term success.

Will both companies continue hiring?
Yes, it’s business as usual.

How will this impact my day-to-day responsibilities or job location?
For now, it’s business as usual and there will be no impact to your day-to-day responsibilities or job location as a result of this announcement. We need to keep taking care of our customers and stay focused on delivering on our Master Action Plan. We want to make sure we continue giving our customers confidence that their business is in great hands.

Will my years of service/tenure transfer to C&S after the transaction is closed?
Yes. C&S has agreed to recognize the tenure of SpartanNash Associates for purposes of benefit plan eligibility and vesting and benefit accrual, subject to certain customary exclusions.

What impact does this have to our unions?
We will notify the unions per our contractual obligations. C&S will honor all previous contracts and is committed to an environment with positive Associate relations.

Pay and Benefits

What will happen to my SpartanNash equity awards?
All currently outstanding time-vesting equity awards will fully vest immediately prior to the closing and be converted into the right to receive the cash merger consideration of $26.90 in respect of each share underlying such awards. A pro-rata portion of all currently outstanding performance-vesting equity awards will vest immediately prior to closing and be converted into the right to receive the same cash merger consideration, with the number of shares determined based on the greater of target performance level and actual performance level through the latest completed fiscal year in the applicable performance period. Equity award holders are also entitled to an amount in cash equal to any accrued but unpaid dividend equivalents with respect to the portion of the award that vests. The remaining portion of any PSU awards that do not accelerate and vest (including the accrued but unpaid dividend equivalents) will be converted into a cash retention award that will vest and become payable on the last day of the original performance period, subject to the holder’s continued employment (or, if the holder is terminated without cause prior to the final vesting date, the unvested portion that is scheduled to vest within the following 12 months will accelerate and vest).

What will happen to my Annual Incentive Plan bonus, commissions and/or incentives?

We will continue to follow our Annual Incentive Plan for the 2025 year, and participating Associates will continue to be eligible to receive their 2025 annual bonuses and any commercial commissions and incentives, in accordance with and subject to the terms of our approved Annual Incentive Plan, commission and incentive plans. Information about the 2026 plan will be sent at a future date.

How does this impact the Associate Stock Purchase Plan?
The Associate Stock Purchase Plan will operate as usual for the current option period and be terminated following the conclusion of the current option period. Any shares purchased through the Associate Stock Purchase Plan will be converted into the cash merger consideration at the closing in the same manner as the other outstanding SpartanNash shares. Note that if you are not a current participant in the Associate Stock Purchase Plan, you will not be able to commence participation at this time, and current participants may not increase their current payroll deductions to the plan. Further details will be sent to participants at a future date.

How does this impact my 401(k) Plan?
For now, the SpartanNash 401(k) Plan will continue until a decision about the plan is made at a later date.

What will happen to my SpartanNash shares at closing?
At the closing of the transaction, all of the shares you own outright at that time will be cancelled, and you will receive the cash merger consideration of $26.90 per share shortly after the transaction closes. The exchange of SpartanNash shares for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. We recommend you consult your tax advisor. Tax considerations depend on many factors, and neither SpartanNash nor C&S is able to provide tax advice.

What will this mean for our compensation and benefits programs?
For now, it’s business as usual; this agreement has no impact on your current pay and benefits. C&S offers a comprehensive and competitive compensation and benefits package for their Associates. Both companies are committed to competitive compensation and benefits that enable us to attract and retain top talent. Additional details will be provided at a future date.

Will my compensation change after the transaction is closed?

C&S has agreed that for at least one year after closing, each SpartanNash Associate continuing employment with C&S will be provided with base salary (or base wages, as the case may be) and short-term cash incentive targets that are no less favorable in the aggregate than the base salary (or base wages) and short-term cash incentive targets in effect prior to closing. During this period, your base salary will not decrease. C&S has also agreed to provide these continuing SpartanNash Associates with target long-term incentive opportunities that are no less favorable than those provided to similarly situated employees of C&S. C&S offers a competitive and comprehensive total compensation package, and more information will be provided in due course.

What will this mean for my Paid Time Off (PTO)?

For now, it’s business as usual, and our PTO Policy remains in effect.

Culture

What are the values of C&S?

•	We work as one team.
•	Every person matters.
•	We’re tenacious in fulfilling our commitments.
•	We challenge the status quo.
•	We continuously make our work environment and communities better.

What does this mean for Our Winning Recipe and our culture?
C&S is energized by the strength of our People First culture. After the deal closes, there will be work to evaluate the identity and values of the combined company to best represent the values and aspirations of the new organization. We are excited to leverage the strengths that each company brings.

Will the combined organization continue to participate in community events and charitable giving?
Yes, community engagement and corporate responsibility are longstanding elements of both company cultures and will continue.

Customers

How are customers being notified of this deal?
Customers received an email today and will also be receiving a phone call from their Account Sales Manager.

How will the deal impact customers?
For now, it’s business as usual. After the deal is completed, the combined company will have greater scale to negotiate more competitive pricing for customers. Additionally, this scale will enable more supply chain network efficiencies, helping reduce mileage and increase accessibility to some customers.

How will the deal impact prospective customers?
It's business as usual, and any new customer contracts signed will continue to be honored after the transaction closes.

Vendors

How are vendors being notified of this deal?
They received an email today, and our largest suppliers will receive a phone call as well.

How will this deal impact vendors?
For now, it’s business as usual.

Business Activities

Can SpartanNash Associates interact with C&S Associates?
No, we must continue to conduct business as usual until the transaction is closed, due to federal antitrust laws.

How does this change our Master Action Plan?
There is no change to our Master Action Plan. We need to stay focused on driving results. We want to make sure we continue giving our customers confidence that their business is in great hands.

Who is on the integration planning team?
We will provide details on integration in due course.

What will our new company name be?
Integration planning teams will evaluate the best way for us to move forward as one company. We will provide further communication on these decisions in the future.

Will we be re-bannering any of our stores?
Integration planning teams will evaluate the best way for us to move forward as one company. Decisions will be communicated at a later date.

Once approved, how long will integration take?
There will be a lot of work to make decisions on our organizational structure. We are committed to transparent and timely updates as decisions are made.

What support will we receive throughout integration?
We expect that integration planning teams will provide additional details and support after the transaction is completed. We will actively communicate and equip our leaders with the tools they need through this change.

How will contracts be handled?
For now, it’s business as usual, and all contracts will continue to be honored. Guidelines for signing any large new contracts during this period will be sent to the appropriate leaders. If you have any questions, please work with your ELT member.

Can I sign any new contracts right now?
You may sign contracts in accordance with our existing policies and procedures. Guidelines for signing any large new contracts during this period will be sent to the appropriate leaders.

How will the 2026 budget process be handled?
It’s business as usual, so the 2026 budget process will be handled in its normal course.

Next Steps

What should we say to friends and family who ask us about this deal?

•	It’s business as usual.
•	Our merger will be subject to both shareholder approval and customary regulatory approvals.
•	We are energized by the opportunities this combination provides for our people, customers and partners.

What should I do if I am contacted by the media, investors or other third parties?

Please inform them that you are not an official Company spokesperson and direct them to contact press@spartannash.com.

Can I post about this transaction on social media?

DOs:

✓	Associates may re-share the official Company social media posts.
✓	Simple expressions of pride, support or optimism for the transaction are acceptable, although such personal reflections from Associates should include a disclaimer, “Opinions are my own, and I am not a Company spokesperson.”
✓	Follow our existing policies as it relates to sharing confidential business information.

DON’Ts:

✓	Associates should avoid providing analysis, commentary or promises on the transaction that could give the impression that any individual is speaking on behalf of the Company.
✓	To avoid the impression of endorsing any third-party content, Associates are prohibited from re-sharing/re-posting/“retweeting,” liking or commenting on any third-party content, such as news articles, posts from industry analysts, etc.
✓	Avoid forward-looking statements or disclosing any information that is not previously made public.

If in doubt about whether or not you may post something, err on the side of caution and do not post, or check with press@spartannash.com for guidance.

Who should we contact if we have questions?
You are always welcome to speak with your manager, HR Business Partner or Executive Leadership Team member if you have any questions.

How and when will we receive updates on this process?
Any major milestones in this merger process will be communicated through our Investor Relations pages on SpartanNash.com.

Please note that the above is a summary of responses to specific questions and, as always, SpartanNash and its affiliates reserves the right to amend or terminate any compensation or benefit plans in accordance with their terms and applicable law, and any summary of any such plan or the merger agreement is qualified in its entirety by the terms of the underlying document. In the event of any conflict between this communication and the underlying document, the underlying document will govern. In addition, the employment of each of our associates is, and continues to be, at will.

Dear Colleague:

As the next step in our strategic transformation journey, C&S has entered into a definitive agreement to purchase SpartanNash. The combined company will operate almost 60 complementary distribution centers covering the U.S. and will serve close to 10,000 independent retail locations, with collectively more than 200 corporate-run grocery stores. The agreement is expected to close in late 2025, subject to certain customary closing conditions including, among other things, SpartanNash shareholder approval and applicable regulatory approvals.

Our industry is experiencing critical challenges, including increasing fixed costs and shrinking topline growth. Our integration is important to the diversification of our capabilities and expansion of our wholesale and retail geographic footprint to drive long-term sustainable success. Insights from SpartanNash’s independent wholesale customer and retail operations will create synergies that support our customers — in all formats — across the United States. By combining two companies dedicated to the industry, we will provide best-in-class capabilities, expand selection and deliver the highest customer value proposition.

Our combined company will also provide numerous benefits for team members. C&S and SpartanNash share many of the same values, including a strong emphasis on customers, teamwork and our communities. We are more alike than different and together, we will be stronger. Please make the commitment to Take Care of Each Other and Operate as a Team, which includes both C&S and SpartanNash team members, as we work closely over the next several months on a seamless integration.

This agreement unites first-rate capabilities and highly advanced systems and creates opportunities to innovate to build a company that will redefine our industry and expand our collective legacy of braggingly happy customers.

Sincerely,

Eric Winn

Chief Executive Officer

Forward Looking Statements

The matters discussed in this communication and in any related oral statements include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements regarding the proposed acquisition (the “Transaction”) of SpartanNash by C&S Wholesale Grocers, LLC (“C&S”), shareholder and regulatory approvals, the expected timetable for completing the Transaction, expected benefits of the Transaction and any other statements regarding the future plans, strategies, objectives, goals or expectations of the combined company. These forward-looking statements may be identifiable by words or phrases indicating that SpartanNash and/or C&S “expects,” “projects,” “anticipates,” “plans,” “believes,” “intends,” or “estimates,” or that a particular occurrence or event “may,” “could,” “should,” “will” or “will likely” result, occur or be pursued or “continue” in the future, that the “outlook,” “trend,” “guidance” or “target” is toward a particular result or occurrence, that a development is an “opportunity,” “priority,” “strategy,” “focus,” that the combined company is “positioned” for a particular result, or similarly stated expectations. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date made. Forward-looking statements are necessarily based on estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies may affect actual results and could cause actual results to differ materially. These risks and uncertainties include the failure to obtain the required vote of SpartanNash’s shareholders in connection with the Transaction; the timing to consummate the Transaction and the risk that the Transaction may not be completed at all or the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the merger agreement; the risk that the conditions to closing of the Transaction may not be satisfied or waived; the risk that a governmental or regulatory approval that may be required for the Transaction is not obtained or is obtained subject to conditions that are not anticipated; potential litigation relating to, or other unexpected costs resulting from, the Transaction; legislative, regulatory, and economic developments; risks that the proposed transaction disrupts SpartanNash’s current plans and operations including the continued payment of quarterly dividends; the risk that certain restrictions during the pendency of the Transaction may impact SpartanNash’s ability to pursue certain business opportunities or strategic transactions; the diversion of management’s time on Transaction-related issues; continued availability of capital and financing and rating agency actions; the risk that any announcements relating to the Transaction could have adverse effects on the market price of SpartanNash’s common stock, credit ratings or operating results; and the risk that the Transaction and its announcement could have an adverse effect on the ability to retain and hire key personnel, to retain customers and to maintain relationships with business partners, suppliers and customers. SpartanNash and C&S can give no assurance that the conditions to the Transaction will be satisfied, or that it will close within the anticipated time period.

Additional Information about the Proposed Transaction and Where to Find It

A meeting of shareholders of SpartanNash will be announced as promptly as practicable to seek SpartanNash shareholder approval in connection with the Transaction. SpartanNash intends to file a preliminary and definitive proxy statement, as well as other relevant materials, with the SEC relating to the Transaction. Following the filing of the definitive proxy statement with the SEC, SpartanNash will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the Transaction. This communication is not intended to be, and is not, a substitute for the proxy statement or any other document that SpartanNash expects to file with the SEC in connection with the Transaction. SPARTANNASH URGES INVESTORS TO READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS AND THESE OTHER MATERIALS FILED WITH THE SEC OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SPARTANNASH AND THE TRANSACTION. Any vote in respect of resolutions to be proposed at SpartanNash’s shareholder meeting to approve the Transaction or other responses in relation to the Transaction should be made only on the basis of the information contained in the proxy statement. Investors will be able to obtain free copies of the proxy statement (when available) and other documents that will be filed by SpartanNash with the SEC at www.sec.gov, the SEC’s website, or from SpartanNash’s website at https://www.spartannash.com/. In addition, the proxy statement and other documents filed by SpartanNash with the SEC (when available) may be obtained from SpartanNash free of charge by directing a request to Investor Relations at https://corporate.spartannash.com/investor-relations.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Participants in the Solicitation

SpartanNash, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from SpartanNash shareholders in connection with the Transaction. Information about SpartanNash’s directors and executive officers is set forth under the captions “Proposal 1–Election of Directors,” “Board of Directors,” “Ownership of SpartanNash Stock,” “SpartanNash’s Executive Officers,” “Executive Compensation” and “Compensation of Directors” sections of the definitive proxy statement for SpartanNash’s annual meeting of shareholders, filed with the SEC on April 1, 2025. Additional information regarding ownership of SpartanNash’s securities by its directors and executive officers is included in such persons’ SEC filings on Forms 3 and 4. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of SpartanNash’s website located at https://corporate.spartannash.com/investor-relations. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Transaction will be included in the proxy statement that SpartanNash expects to file in connection with the Transaction and other relevant materials SpartanNash may file with the SEC.